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                                                                  EXHIBIT 23.1

                         CONSENT OF PRICE WATERHOUSE

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-54097) of our report dated March 1, 1994, which appears on page 38 of the 1993 Annual Report of Cyprus Amax Minerals Company, which is incorporated by reference in Cyprus Amax Minerals Company's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 29 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse

PRICE WATERHOUSE


Denver, Colorado
July 7, 1994